EXHIBIT 99.1

For More Information contact:
Sankyo Pharma:	Cygnus, Inc.: www.cygn.com
Patty Bifulco, Hill & Knowlton (212) 885-0494	Corporate Communications (650) 369- 4300

Cygnus Receives Final $2.5 Million of $25 Million Total Milestone Payments from Sankyo Pharma

Redwood City, CA, September 5, 2002 — Cygnus, Inc. (Nasdaq: CYGN) announced today the receipt of a fourth and final milestone payment from Sankyo Pharma Inc., a wholly owned U.S. subsidiary of Sankyo Co., Ltd., a $4.5 billion Japanese pharmaceutical company.  The $2.5 million milestone payment results from the recent FDA approval for use of the GlucoWatch® G2™ Biographer by children and adolescents (ages 7 to 17).  This brings to $25 million the total of milestone payments from Sankyo to Cygnus.

“We have a highly engaged and dynamic partner in Sankyo and are proud of the number of accomplishments in this program, including the recent FDA approval of our second-generation GlucoWatch® Biographer system and their approval for pediatric use,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc.  “We’re confident in Sankyo’s ability to maintain the product’s lead in establishing a new standard of care for diabetes.  At Cygnus, we will continue to focus our internal research and development efforts to increase this lead and provide patients the best options for managing their disease.”

Under an expanded agreement announced July 9, 2002, Sankyo Pharma assumed responsibility for marketing, managed care and government contracting, and distribution of the GlucoWatch(R) Biographer, in addition to promoting the product to health care professionals.  Sankyo will promote the GlucoWatch Biographer with a specialty sales force that will double from 50 to 100 representatives and has committed to utilize their large national sales force.  Additionally, Sankyo will utilize their 20-person managed care team to support reimbursement activities.  Sankyo will receive an increased percentage of net sales as a result of the additional responsibilities it has assumed.  Cygnus anticipates a reduction in expenses of more than $35 million over the next three calendar years as a result of transferring marketing and distribution expenditures to Sankyo, and associated Cygnus restructuring.

About The GlucoWatch® G2™ Biographer

The GlucoWatch® G2™ Biographer differs from conventional blood glucose monitoring devices in several important ways:

•                    It measures and displays glucose levels automatically, continuously (up to every 10 minutes), and non-invasively (collecting glucose through the skin, not from blood).

•                    It also creates an “electronic diary,” storing up to 8,500 glucose values that can be reviewed at the touch of a button or uploaded into a software program, helping detect trends and track patterns in glucose levels.

•                    In addition, users can set personal glucose alert levels so that an alarm sounds if readings are too high or too low, or if hypoglycemia is imminent.

The device consists of two main parts: the durable Biographer, a watch-like device, is worn on a person’s wrist, and the AutoSensor, a disposable component (attached to the back of the device) that allows for glucose monitoring for up to 13 hours.  It detects trends and tracks patterns in patient glucose levels.

The GlucoWatch Biographer system is intended for prescription use only by adults (age 18 and older) and by children and adolescents (ages 7 to 17).  The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.  It is indicated for detection and assessment of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments, which may minimize these excursions.  Interpretation of Biographer results should be based on the trends and patterns seen within several sequential readings over time.

Cygnus/Sankyo

Under the agreement announced July 9, 2002, Sankyo Pharma is responsible for marketing, managed care and government contracting, and distribution of the GlucoWatch G2 Biographer, in addition to promoting the product to health care professionals.  Sankyo will promote the Biographer with a specialty sales force of 100 representatives, as well as utilize its national sales force.  Cygnus, the manufacturer of the GlucoWatch® Biographer system, is responsible for research and development, regulatory and clinical activities.

About Sankyo

Sankyo Pharma Inc. is dedicated to developing and marketing important pharmaceutical products for the U.S. market.  Sankyo Pharma has offices in New York and New Jersey, with a Research Institute in California.  A national sales force of 550 representatives promotes Sankyo Pharma products, and they are supported by dedicated managed care and field-based medical personnel.

Sankyo Pharma launched WelChol® (colesevelam HCl), a non-systemic lipid-lowering agent, in September 2000.  In less than 12 months after launch, WelChol vaulted to the number one position in its class, with first full-year sales exceeding $90 million in 2001.  In addition, Sankyo Pharma launched Benicar™ (olmesartan medoxomil), an angiotensin II receptor blocker (ARB), indicated for the treatment of hypertension, in April 2002.  Sankyo co-promotes Benicar with Forest Laboratories.

Sankyo Pharma’s parent company, Sankyo Co., Ltd. of Tokyo, is Japan’s second largest pharmaceutical company, with annual worldwide sales of $4.5 billion.  Sankyo has a long history of discovering new classes of drugs, including the statin class of lipid-lowering drugs, with its discovery of the first statin, mevastatin, and the co-discovery of lovastatin, the first statin to be marketed.  Additionally, Sankyo discovered, co-developed and manufactures pravastatin sodium.  Sankyo independently markets pravastatin throughout the world and through its licensee, Bristol-Myers Squibb.  Pravastatin is marketed as Pravachol® in the United States.

About Cygnus

Cygnus, Inc. develops, manufactures and commercializes new and improved glucose-monitoring devices. The Company’s products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes.  The GlucoWatch(R) Biographer was Cygnus’ first approved product.  The device and its second-generation model are the only products approved by the FDA that provide continuous, automatic and non-invasive measurement of glucose levels.  The GlucoWatch(R) G2(TM) Biographer can be worn like a watch and provides up to six glucose measurements per hour for up to 13 hours.  Cygnus believes its product represents the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties.  These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact.  Forward-looking statements include, but are not limited to, statements about Cygnus’ ability to manufacture and commercially scale up the GlucoWatch Biographer, Cygnus’

plans for commercialization alliances, Cygnus’ ability to achieve market acceptance of the GlucoWatch Biographer, and Cygnus’ plans for enhancements and possible manufacturing changes through the regulatory process.  In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions.  Cygnus cannot guarantee future results, levels of activity, performance or achievements.  Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus’ actual results to differ from Cygnus’ current expectations and any forward-looking statements contained in this news release.

Note: “GlucoWatch” is a registered trademark of Cygnus, Inc.

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